Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

+1-858-558-2871

ACADIA PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

SAN DIEGO, CA March 3, 2005 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the fourth quarter and year ended December 31, 2004.

ACADIA reported a net loss of $7.3 million for the fourth quarter of 2004, compared to a net loss of $4.3 million for the fourth quarter of 2003. For the year ended December 31, 2004, ACADIA reported a net loss of $25.9 million compared to a net loss of $14.1 million for 2003.

At December 31, 2004, ACADIA’s cash, cash equivalents and investment securities totaled $35.9 million compared to $27.2 million at December 31, 2003. The year-end cash balance did not include $10 million in proceeds from the sale of 1,077,029 shares of ACADIA’s common stock in January of this year, in connection with a new collaboration agreement with Sepracor Inc. Sepracor has also agreed to purchase an additional $10 million in ACADIA common stock in January 2006, subject to specified closing conditions.

Financial Results

Revenues totaled $1.1 million for the fourth quarter of 2004, compared to $1.6 million for the fourth quarter of 2003. The decrease in revenues was primarily due to lower revenues recognized under ACADIA’s collaborations with Allergan, Inc. as well as a decline in other research revenues. Revenues decreased to $4.6 million for the year ended December 31, 2004, from $7.4 million for 2003, primarily due to lower revenues following the completion in late-2003 of our research collaboration with Amgen Inc.

Research and development expenses increased to $6.4 million for the fourth quarter of 2004, from $4.5 million for the fourth quarter of 2003. The increase in research and development expenses was primarily due to $1.3 million in increased fees paid to external service providers, and increased costs associated with ACADIA’s internal research and development activities, including increased personnel and supply costs. Research and development expenses increased to $23.5 million for the year ended December 31, 2004, from $16.9 million for 2003, primarily due to $3.5 million in increased fees paid to external service providers and increased costs associated with ACADIA’s internal research and development activities. The increase in fees paid to external service providers largely reflected increased costs associated with ACADIA’s three proprietary clinical development programs.

General and administrative expenses increased to $1.8 million for the fourth quarter of 2004, from $759,000 for the fourth quarter of 2003. The increase in general and administrative expenses was primarily due to increased professional services and personnel costs associated with operating as a publicly traded company, as well as increased costs related to business development activities. General and administrative expenses increased to $4.9 million for the year ended December 31, 2004, from $2.8 million for 2003, primarily due to increased professional services and personnel expenses associated with operating as a publicly traded company.

Non-cash, stock-based compensation totaled $376,000 for the fourth quarter of 2004, compared to $591,000 for the fourth quarter of 2003. Stock-based compensation totaled $2.4 million for the year ended December 31, 2004, compared to $1.4 million for 2003.

“2004 was a productive year for ACADIA, highlighted by the advancement of our clinical development pipeline and the completion of our initial public offering,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We are pleased to begin the new year with the formation of an important new collaboration with Sepracor and we believe that 2005 holds the potential to be a transforming year for ACADIA as we execute on our strategy of building a broad pipeline of innovative therapies to treat central nervous system disorders and other areas of unmet medical need.”

2004 and Recent Highlights

Recent Collaboration to Accelerate Preclinical Pipeline

•	ACADIA formed a collaboration with Sepracor in January 2005 for the development of new drug candidates targeted toward the treatment of central nervous system, or CNS, disorders. This collaboration will explore potential clinical candidates resulting from ACADIA’s preclinical muscarinic program, and also includes an option to select a preclinical compound from ACADIA’s 5-HT2A program for use in combination with LUNESTA, Sepracor’s insomnia drug, for sleep-related indications.

Strengthening of ACADIA’s Business Development and R&D Organization

•	ACADIA has appointed Brian Lundstrom to the position of Senior Vice President, Business Development. Mr. Lundstrom previously held the position of Vice President, Business Development at Genzyme Corporation.

•	ACADIA has appointed Daniel P. van Kammen, M.D., Ph.D. to the position of Vice President, Clinical Development. Dr. van Kammen was previously Head of CNS, Clinical Discovery and Human Pharmacology at Aventis, where he was co-responsible for Aventis’ schizophrenia strategy.

•	ACADIA has appointed Douglas W. Bonhaus, Ph.D. to the position of Vice President, Biosciences. Dr. Bonhaus was previously Department Head and Senior Scientist at Roche.

Continued Advancement of Clinical Pipeline

•	ACP-103 for treatment-induced psychosis in Parkinson’s disease:

•	ACADIA reported favorable results from a Phase Ib/IIa clinical trial of ACP-103 in patients with Parkinson’s disease in the second quarter of 2004.

•	ACADIA is conducting a multi-center, double-blind, placebo-controlled Phase II trial designed to evaluate the efficacy and tolerability of ACP-103 in up to 60 Parkinson’s disease patients who suffer from treatment-induced psychosis. ACADIA is planning to report results from this trial at two points during the study. By mid-2005,

ACADIA intends to report on potential trends in patient responses to ACP-103 seen in the first 30 patients enrolled in the study. This initial examination will be limited to trends relative to the trial’s endpoints of efficacy. ACADIA is continuing to enroll patients in this trial and expects to report results from a complete statistical analysis of all clinical endpoints on all 60 patients in late-2005 or early-2006.

•	ACADIA also reported that it has an ongoing study involving the extended use of ACP-103 in Parkinson’s patients with psychosis who have completed the aforementioned Phase II trial and may, in the opinion of the treating physician, benefit from continued treatment with ACP-103. During the fourth quarter of 2004 and in early-2005, several sites began enrolling patients in this open-label extension study, which is designed to determine the safety of ACP-103 during long-term administration.

•	ACP-103 as an adjunctive therapy for schizophrenia:

•	ACADIA announced results of the first clinical study in this program during the third quarter of 2004. This clinical pharmacology study showed that ACP-103 reduced side effects associated with haloperidol treatment.

•	ACADIA has an ongoing double-blind, placebo-controlled Phase II trial designed to evaluate the ability of ACP-103 to reduce motor disturbances associated with chronic haloperidol treatment in patients with schizophrenia. ACADIA expects to report results from this study during the second half of 2005.

•	ACADIA is preparing to conduct a multi-center, double-blind, placebo-controlled Phase II trial designed to evaluate the ability of ACP-103 when used adjunctively with other antipsychotic drugs to provide an improved therapy for patients with schizophrenia. The protocol for this clinical trial was expanded during the second half of 2004 to explore the use of ACP-103 in adjunctive therapy with risperidone, in addition to its original design aimed at demonstrating the beneficial effect of adjunctive therapy using ACP-103 with haloperidol. ACADIA anticipates that it will start the clinical phase of this study during the second quarter of 2005.

•	ACP-104 as a therapy for schizophrenia:

•	ACADIA published research linking the mechanism of ACP-104, the major metabolite of clozapine, to the unique ability of clozapine to improve cognition in patients with schizophrenia, during the third quarter of 2004.

•	ACADIA’s Phase II program for ACP-104 includes multiple clinical studies. The initial trials are single-dose and multiple-dose escalation clinical trials in patients with schizophrenia. These studies, which are ongoing, are focused primarily on safety and tolerability, pharmacokinetics, and preliminary indications of the efficacy of ACP-104 in patients with schizophrenia. ACADIA expects to report results from these studies during the second half of 2005. Following these studies, ACADIA is planning to begin additional studies to further evaluate the ability of ACP-104 to treat schizophrenia and cognitive impairment.

•	Collaborative neuropathic pain program:

•	ACADIA announced in the fourth quarter of 2004 that Allergan filed an Investigational New Drug application with the FDA covering a small molecule drug candidate for the treatment of neuropathic pain, which was discovered under one of the companies’ collaborations. This program is currently in Phase I clinical trials.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review fourth quarter results and highlights via conference call and webcast later today at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing 800-295-3991 for participants from the United States or Canada and 617-614-3924 for international callers (reference participant passcode 39550576). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until March 17, 2005.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has four drug programs in clinical development as well as a portfolio of preclinical and discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. Using its proprietary drug discovery platform, ACADIA has discovered all of the drug candidates in its product pipeline. ACADIA’s corporate headquarters and biology research facilities are located in San Diego, California and its chemistry research facilities are located near Copenhagen, Denmark.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of our drug development programs and related trials, the safety and efficacy of our drug candidates, the potential of our collaborations and any payments we may receive thereunder, and our future results. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development and commercialization. For a discussion of these and other factors, please refer to ACADIA’s registration statement on Form S-1 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. Additionally, the information contained in this press release reflects preliminary financial results, as ACADIA’s 2004 audit has not yet been completed. The 2004 audit will be completed near the date that ACADIA files its Annual Report on Form 10-K with the Securities and Exchange Commission.

ACADIA PHARMACEUTICALS INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Consolidated Statements of Operations Data:

Collaborative research revenues	$1,083	$1,573	$4,604	$7,378

Operating expenses
Research and development	6,375	4,491	23,454	16,935
General and administrative	1,788	759	4,889	2,791
Stock-based compensation	376	591	2,356	1,392

Total operating expenses	8,539	5,841	30,699	21,118

Loss from operations	(7,456)	(4,268)	(26,095)	(13,740)
Interest income (expense)	121	(61)	178	(352)

Net loss	(7,335)	(4,329)	(25,917)	(14,092)

	December 31, 2004	December 31, 2003
Consolidated Balance Sheets Data:

Assets
Cash, cash equivalents and investment securities, available-for-sale	$35,927	$27,214
Prepaid expenses and other current assets	1,891	1,058

Total current assets	37,818	28,272
Property and equipment, net	2,547	3,117
Other assets	—	304

Total assets	$40,365	$31,693

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	8,641	8,226
Long-term liabilities	1,044	1,624
Convertible preferred stock	—	74,514
Stockholders’ equity (deficit)	30,680	(52,671)

Total liabilities and stockholders’ equity (deficit)	$40,365	$31,693